Exhibit 99(d)(2)

LAZARD ASSET MANAGEMENT LLC
30 Rockefeller Plaza
New York, New York 10112

April 30, 2014

Lazard Retirement Series, Inc.
30 Rockefeller Plaza
New York, New York 10112

Re: Letter of Agreement

Ladies and Gentlemen:

Lazard Asset Management LLC (“LAM”), intending to be legally bound, hereby confirms its agreement as follows in respect of each of the portfolios (each, a “Portfolio”) of Lazard Retirement Series, Inc. (the “Fund”) set forth on Schedule A hereto:

For the respective periods set forth on Schedule A hereto, if the aggregate direct expenses of a Portfolio, exclusive of taxes, brokerage, interest on borrowings, fees and expenses of “Acquired Funds” (as defined in Form N-1A) and extraordinary expenses, but including the management fee stated in the Investment Management Agreement between LAM and the Fund, on behalf of the Portfolios (the “Investment Management Agreement”), exceed the percentage of the value of the Portfolio’s average daily net assets set forth opposite the Portfolio’s name on Schedule A hereto, the Fund, on behalf of the Portfolio, may deduct from the payment to be made to LAM under the Investment Management Agreement, or LAM will bear, such excess expense.

This Agreement is effective immediately. This Agreement may only be amended by agreement of the Fund and LAM to lower the net amounts shown and will terminate automatically in the event of termination of the Investment Management Agreement.

LAZARD ASSET MANAGEMENT LLC

By:
Gerald Mazzari,
Managing Director

Accepted and Agreed To:

LAZARD RETIREMENT SERIES, INC.,

on behalf of each of the Portfolios

set forth on Schedule A hereto

By:
Stephen St. Clair,
Treasurer

SCHEDULE A

Maximum Total Portfolio
Operating Expenses
(as a percentage of
average daily net assets)

Name of Portfolio	Service Shares	Investor Shares

Through April 30, 2015

Lazard Retirement US Equity Concentrated Portfolio	1.20%	0.95%
Lazard Retirement US Strategic Equity Portfolio	1.00%	0.75%
Lazard Retirement US Small-Mid Cap Equity Portfolio	1.25%	1.00%
Lazard Retirement Global Listed Infrastructure Portfolio	1.55%	1.30%
Lazard Retirement International Equity Portfolio	1.25%	1.00%
Lazard Retirement International Equity Select Portfolio	1.40%	1.15%
Lazard Retirement International Strategic Equity Portfolio	1.40%	1.15%
Lazard Retirement International Small Cap Equity Portfolio	1.38%	1.13%
Lazard Retirement Emerging Markets Equity Portfolio	1.55%	1.30%
Lazard Retirement Developing Markets Equity Portfolio	1.55%	1.30%
Lazard Retirement Emerging Markets Equity Blend Portfolio	1.55%	1.30%
Lazard Retirement Capital Allocator Opportunistic Strategies Portfolio	1.27%	1.02%
Lazard Retirement Multi-Asset Targeted Volatility Portfolio	1.05%	0.80%

Through April 30, 2016

Lazard Retirement Fundamental Long/Short Portfolio	1.95%	1.70%
Lazard Retirement Emerging Markets Income Portfolio	1.15%	0.90%